Exhibit 99.3

Clearwater Paper Announces Second Tissue Machine and Converting Facility in Shelby, North Carolina

SPOKANE, Wash.--(BUSINESS WIRE)--February 8, 2017--Clearwater Paper Corporation (NYSE:CLW) today announced plans to build a new tissue machine and related converting equipment for producing premium and ultra-premium grades of private label tissue products at a site adjacent to the company’s existing facility in Shelby, North Carolina.

“Clearwater Paper’s customers are requiring more premium and ultra-premium products, which we are addressing with the new capacity. These high growth segments have increased 3.5 times faster than the overall tissue market, and we are committed to growing with our strategic customers and positioning ourselves to add new customers,” said Linda K. Massman, president and CEO. “We believe this new capacity will reinforce our leadership in the private label tissue business and will be a significant driver of operating earnings growth while strengthening the quality of our manufacturing assets.”

After an extensive analysis of the anticipated market growth, costs and financial returns of a new paper machine, the company will install a 200-inch Valmet NTT tissue machine and related converting equipment. The new tissue machine will produce a variety of high-quality private label premium and ultra-premium bath, paper towel and napkin products. At full production capacity, the new tissue machine is expected to produce approximately 70,000 tons of tissue products annually.

The estimated cost for the project includes approximately $283 million for the tissue machine, converting equipment and buildings, and approximately $57 million for the purchase and expansion of an existing warehouse that will consolidate all southeastern warehousing in Shelby. Clearwater Paper projects that the construction of the new facility will be completed in early 2019 and fully operational in 2020. Assuming the paper machine is fully sold out, it is expected to contribute an incremental $55 to $65 million of EBITDA based on $38 to $48 million of estimated operating income and approximately $17 million of estimated depreciation. The expected internal rate of return (IRR) for this project is 11 percent.

“Companies like Clearwater Paper know that North Carolina is a wonderful place to do business thanks to our skilled workforce, strong infrastructure and prime location,” said North Carolina Governor Roy Cooper. “We want companies looking to expand to come to North Carolina because there’s no better place to invest and grow.”

“We expect the new tissue facility will be built on time and within budget, consistent with our first Shelby facility that was announced in June 2010 and commenced operations in late 2012. Our experience in Shelby, North Carolina, has been exceptional and we continue to enjoy the region’s outstanding transportation infrastructure, business-friendly community, and overall quality of life,” said Pat Burke, group president. “For those same reasons and a competitive incentive program from the City of Shelby, Cleveland County and the State of North Carolina, we are pleased to announce the company’s newest state-of-the-art tissue machine will be built in Shelby.”

The company expects to fund the project with cash flow from operations and its revolving line of credit. It is expected that capital will be deployed over the next 30 months with approximately one-third deployed in 2017, approximately two thirds in 2018 and any remaining amount in 2019.

Clearwater Paper intends to start construction during the second quarter of this year. Converting and warehouse operations are expected to be completed during the second half of 2018, and the tissue machine is expected to be completed during the first quarter of 2019.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENT

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the initiation and completion of the newly announced tissue manufacturing, converting and warehousing facilities in Shelby, North Carolina, the company's growth strategy and expansion plans, market share, product offerings, production capacity, product demand, customer base, capital costs, incremental EBITDA, operating income, return on the investment, incentives, revenue and operational growth, operating margins, quality of assets and sources and allocation of the capital costs. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the company's ability to execute on its growth and expansion strategies; unanticipated construction delays involving the company’s planned new tissue manufacturing, converting and warehousing facilities in Shelby, North Carolina; competitive pricing pressures for the company's products, including as a result of increased capacity as additional manufacturing facilities are operated by the company's competitors; customer acceptance and timing and quantity of purchases of the company's tissue products, including the existence of sufficient demand for and the quality of tissue produced at the company’s newly announced Shelby facility when it becomes operational; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; the loss of or changes in prices in regards to a significant customer; the company's ability to successfully implement its operational efficiencies and cost savings strategies; changes in customer product preferences and competitors' product offerings; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunction and damage to the company's manufacturing facilities; changes in transportation costs and disruptions in transportation services; changes in the cost and availability of wood fiber and wood pulp; labor disruptions; cyclical industry conditions; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; environmental liabilities or expenditures; changes in expenses and required contributions associated with the company's pension plans; cyber-security risks; reliance on a limited number of third-party suppliers for raw materials; the company’s inability to service its debt obligations; restrictions on the company’s business from debt covenants and terms; changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015.

The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations.

VENDORS AND SUPPLIERS

Commercial inquiries should be directed to: Shelby2@clearwaterpaper.com

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
Vice President, Public Affairs
or
Investors:
Robin S. Yim, 509-344-5906
Vice President, Investor Relations